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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934


                                   HEALTHPLEX INC.
                      ------------------------------------------
                                   (Name of Issuer)

                                     Common Stock
                      ------------------------------------------
                            (Title of Class of Securities)

                                     368-678-108
                      ------------------------------------------
                                    (CUSIP Number)

                                     May 31, 1998
                      ------------------------------------------
               (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                     SCHEDULE 13D

CUSIP NO. 368-678-108
          -----------

1.   NAMES OF REPORTING PERSON
     I.R.S. Identification Nos. of above persons (Entitites Only)

     Harvey Ira Houtkin
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) [ ]
     (b) [ ]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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               5. SOLE VOTING POWER
 Number of
  Shares          260,000
                  --------------------------------------------------------------
Beneficially   6. SHARED VOTING POWER
  Owned by
    Each           10,533
                  --------------------------------------------------------------
 Reporting          7. SOLE DISPOSITIVE POWER
  Person
   With           260,000
                  --------------------------------------------------------------
               8. SHARED DISPOSITIVE POWER

                  10,533
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     270,533
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES   [ ]
     CERTAIN SHARES

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.5%
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14.  TYPE OF REPORTING PERSON

     IN
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                                     SCHEDULE 13D

Item 1.   (A)  Name of Issuer   Healthplex Inc.

          (B)  Address of Issuer's Principal Executive Offices
               60 Charles Lindbergh Boulevard
               Uniondale, NY 11553

Item 2.   (a)  Name of Person Filing
               Harvey I. Houtkin

          (b)  Address of Principal Business Office
               c/o All-Tech Investment Group, Inc.
               160 Summit Avenue
               Montvale, New Jersey 07645

          (c)  Citizenship
               United States

          (d)  Title of Class of Securities
               Common Stock

          (e)  CUSIP Number

Item 3. If this statement is filed pursuant to Sections 240.13d-2(b) or (c), check whether the person filing is a:

          (a) / / Broker or dealer registered under section 15 of the Act(15 U.S.C780).

          (b)  / /  Bank as defined in section 3(a)(6) of the Act(15 U.S.C.78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.78c)

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 270,533.
                                     -------
     (b)  Percent of class: 7.5%.
                            ----
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 260,000.
                                                         -------

          (ii)  Shared power to vote or to direct the vote 10,533.
                                                           ------

          (iii) Sole power to dispose or to direct the disposition of 260,000.
                                                                      -------

          (iv)  Shared power to dispose or to direct the disposition of 10,533.
                                                                        ------
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Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8.  Identification and Classification of Members of the Group

     If a group has filed this schedule pursuant to Section 240.,13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c)or Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.  Certification

(a) The following certification shall be included if the statement is filed pursuant to Section 240.13-d1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issurer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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(b)  The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  June 18, 1998
                                             -----------------------------------
                                                       Date

                                               /s/Harvey I. Houtkin
                                             -----------------------------------
                                                    Signature

                                                 Harvey I. Houtkin
                                             -----------------------------------
                                                    Name/Title


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C.1001)